Exhibit 99.1

July 30, 2018	For More Information Contact:
For Immediate Release	Mark D. Curtis, SEVP, CFO and Treasurer
(516) 671-4900, Ext. 7413

THE FIRST OF LONG ISLAND CORPORATION ANNOUNCES

12.9% INCREASE IN NET INCOME AND 8.1% INCREASE IN EPS

FOR THE SECOND QUARTER OF 2018

Glen Head, New York, July 30, 2018 (GLOBE NEWSWIRE) – The First of Long Island Corporation (Nasdaq: FLIC), the parent company of The First National Bank of Long Island, reported increases in net income and earnings per share for the three and six months ended June 30, 2018. In the highlights that follow, all comparisons are of the current three or six-month period to the same period last year unless otherwise indicated.

SECOND QUARTER HIGHLIGHTS

•	Net Income increased 12.9% to $10.3 million from $9.1 million
•	EPS increased 8.1% to $.40 from $.37
•	ROA and ROE were .97% and 11.08%, respectively, compared to 1.00% and 11.16%
•	Cash Dividends Per Share increased 7.1% to $.15
•	Effective Tax Rate of 14.4% versus 22.0%
•	The Credit Quality of the Bank’s loan and securities portfolios remains excellent

SIX MONTH HIGHLIGHTS

•	Net Income increased 17.6% to $21.4 million from $18.2 million
•	EPS increased 12.0% to $.84 from $.75
•	ROA and ROE were 1.05% and 11.77%, respectively, compared to 1.01% and 11.44%
•	Book Value Per Share increased 7.8% to $14.76 at 6/30/18 from $13.69 at 6/30/17
•	Effective Tax Rate of 11.2% versus 23.1%

Analysis of Earnings – Six Months Ended June 30, 2018

Net income for the first six months of 2018 was $21.4 million, an increase of $3.2 million, or 17.6%, over the same period last year. The increase is attributable to increases in net interest income of $3.6 million, or 7.6%, and noninterest income of $836,000, or 16.3%, and a decrease in income tax expense of $2.8 million. These items were partially offset by increases in noninterest expense of $3.8 million, or 14.0%, and the provision for loan losses of $234,000.

The increase in net interest income is primarily attributable to growth in the average balance of loans of $453.4 million, or 17.0%. Loans grew primarily because of increases in residential and commercial mortgage loans. The average balance of securities remained essentially unchanged. The first quarter purchase of $106 million in GNMA mortgage-backed securities to replenish on-balance-sheet liquidity was offset by portfolio runoff and a decline in the market value of available-for-sale securities. The purchase was funded almost entirely by brokered certificates of deposit.

In addition to runoff from the securities portfolio, the growth in the average balance of loans was funded by increases in the average balances of noninterest-bearing checking deposits of $88.2 million, or 10.4%, interest-bearing deposits of $304.6 million, or 16.1%, borrowings of $55.9 million, or 10.1%, and stockholders’ equity of $46.0 million, or 14.3%. Substantial contributors to the growth in deposits were new branch openings, the Bank’s ongoing municipal deposit initiative, deposit promotions with particular emphasis on time deposits and the aforementioned issuance of brokered certificates of deposit. Substantial contributors to the growth in stockholders’ equity were net income and the ongoing issuance of shares under the Corporation’s Dividend Reinvestment and Stock Purchase Plan (the “DRP Plan”), partially offset by cash dividends declared. During the first six months of 2018, the sale of shares under the DRP Plan contributed $15.9 million to capital.

Net interest margin for the first six months of 2018 was 2.66%, down 25 basis points from 2.91% for the same period last year. The decrease in net interest margin is largely attributable to: (1) yield curve flattening resulting from a significant increase in the federal funds target rate with lesser increases in intermediate and longer-term interest rates; (2) timing difference between the repricing of interest-earning assets and interest-bearing liabilities in a rising rate environment; (3) competitive pressure to raise deposit rates to fund growth; (4) a reduction in prepayment penalties and late charges from $887,000 for the first six months of 2017 to $672,000 for the current six-month period, thus reducing net interest margin by 2 basis points; and (5) a reduction in the statutory federal income tax rate from 35% for the first six months of 2017 to 21% for the current six-month period, thus reducing the tax-equivalent amount of each dollar of tax-exempt income and causing a 9 basis point decline in net interest margin. When comparing the first six months of this year to the same period last year, these factors largely account for the significant increases experienced by the Bank in the cost of its non-maturity deposits and short-term borrowings of 26 basis points and 96 basis points, respectively, with a more modest increase occurring in its loan portfolio yield of 4 basis points and a decrease in the securities portfolio yield of 16 basis points.

Management is making a variety of tactical changes designed to stabilize and improve net interest margin and reduce expenses. These changes include reducing overall balance sheet growth by, among other things, slowing the pace of new branch openings, offering fewer deposit rate promotions, being more selective in offering higher rates to new and existing customers and slowing loan growth. The mortgage loan pipeline at quarter-end was a modest $57 million, reflecting management’s decision to slow growth. In an attempt to improve overall loan portfolio yield, the mix of loan originations will be more heavily weighted towards commercial mortgages and commercial and industrial loans with less emphasis on residential mortgage loans. Additionally, the Bank recently entered into a pay-fixed interest rate swap with a notional amount of $150 million and a term of three years to hedge a like amount of short-term borrowings. The swap will provide a degree of margin protection in the event that short-term interest rates continue to rise. Employing these measures and assuming a continued flattening of the yield curve, net interest margin could decrease to approximately 2.45% in 2019 and then begin to increase in 2020. If the yield curve flattens less than anticipated or even steepens, net interest margin could be better than that currently anticipated for 2019. Slowing loan growth should reduce the provision for loan losses and slowing the pace of new branch openings should reduce the future growth in salaries and benefits, occupancy and marketing expenses.

The deliberate slowing of balance sheet growth has eliminated the need to raise capital through the DRP Plan. As a result, effective with the second quarter cash dividend paid in July, the Corporation reduced the allowable quarterly stock purchase limit per shareholder from $75,000 to $5,000. While 591,781 shares were issued under the DRP Plan during the first six months of 2018, far fewer shares will be issued in the immediate future thus resulting in less dilution to earnings per share. In light of the unfavorable interest rate environment, management is also exploring a number of tactics aimed at further improving an already very strong efficiency ratio.

The increase in the provision for loan losses for the first six months of 2018 versus the same period last year is largely due to more loan growth and chargeoffs in the current six-month period and a larger decrease in the allowance for loan losses in the 2017 period from improved economic conditions. Loans grew $304 million in the first six months of this year versus $229 million in the same period last year. The impact of these items was partially offset by a larger increase in specific reserves in the 2017 period and a larger reduction in the provision for loan losses in the 2018 period versus the same period last year due to a decrease in historical loss rates.

The increase in noninterest income of $836,000, or 16.3%, is primarily attributable to an increase of $280,000 in cash value accretion on bank-owned life insurance (“BOLI”), a $565,000 BOLI death benefit and an increase of $178,000 in the net credit relating to the non-service cost components of the Bank’s defined benefit pension plan. These increases were partially offset by refunds of $155,000 related to sales tax and telecommunications charges and the elimination of $77,000 in accrued circuit termination charges in the 2017 period. Cash value accretion increased because of purchases of BOLI during the first quarters of 2017 and 2018 of $25 million and $20 million, respectively. These purchases contributed $22.7 million to the growth in average other assets for the first six months of 2018 compared to the same period last year.

The increase in noninterest expense of $3.8 million, or 14.0%, is primarily attributable to increases in salaries of $1.8 million, or 14.7%, employee benefits and other personnel expense of $765,000, or 21.0%, occupancy and equipment expense of $857,000, or 17.1%, marketing expense of $140,000 and other real estate owned (“OREO”) expense of $124,000. The increase in salaries is primarily due to new branch openings, additions to staff in the back office, normal annual salary adjustments and special salary-related accruals. The increase in employee benefits and other personnel expense is largely due to increases in group health insurance expense of $227,000 resulting from increases in staff count and the rates being charged by insurance carriers, placement and agency fees of $135,000 relating to branch and back office staffing, payroll tax expense of $139,000 and incentive compensation expense of $107,000. The increase in occupancy and equipment expense is primarily due to the operating costs of new branches, increases in maintenance and repairs expense and a growth-related increase in depreciation on the Bank’s facilities and equipment. OREO expense of $124,000 in the 2018 period relates to one commercial property acquired by deed-in-lieu of foreclosure during the fourth quarter of 2017 and sold during the first quarter of 2018.

The decrease in income tax expense of $2.8 million is due to a reduction in the statutory federal income tax rate from 35% last year to 21% effective January 1, 2018, the recognition in the current six-month period of the tax benefits of New York State and New York City net operating loss carryforwards that originated in 2017 of $542,000 and higher tax benefits in the 2018 period from BOLI. These items were partially offset by lower tax benefits in the current six-month period from the vesting and exercise of stock awards. The Corporation’s effective tax rate was 7.9% in the first quarter of this year, 14.4% in the second quarter and 11.2% for the six-month period. This compares to 24.2% for the first quarter of last year, 22.0% for the second quarter and 23.1% for the six-month period. The lower effective tax rates in the 2018 periods resulted from the reduction in the statutory federal income tax rate, higher benefits from BOLI and, in the first quarter of this year, the recognition of NYS and NYC operating loss carryforwards. Management expects the Corporation’s effective tax rate in the remaining quarters of this year to be in the range of 14% to 16%.

Analysis of Earnings – Second Quarter 2018 Versus Second Quarter 2017

Net income for the second quarter of 2018 was $10.3 million, representing an increase of $1.2 million, or 12.9%, over $9.1 million earned in the same quarter of last year. The increase is primarily attributable to growth in net interest income of $2.1 million and decreases in the provision for loan losses of $490,000 and income tax expense of $842,000. The positive impact on earnings of these items was partially offset by an increase in noninterest expense of $2.2 million. The increase in net interest income occurred for substantially the same reasons discussed above with respect to the six-month periods. The decrease in the provision for loan losses was primarily attributable to specific reserves on loans individually deemed to be impaired recorded in the 2017 period, partially offset by more loan growth and net chargeoffs in the 2018 period. Although pre-tax earnings increased in the current quarter as compared to the 2017 quarter, income tax expense was lower this quarter because the statutory federal income tax rate declined from 35% to 21%. The benefit of the lower federal income tax rate was partially offset by lower tax benefits in the 2018 quarter from the vesting and exercise of stock awards. The increase in noninterest expense includes higher salaries, benefits expense and occupancy and equipment expense largely due to the reasons discussed above with respect to the six-month periods.

Analysis of Earnings – Second Quarter Versus First Quarter 2018

Net income for the second quarter of 2018 declined $796,000 from $11.1 million earned in the first quarter of this year. The decrease is primarily attributable to increases in salaries of $205,000, occupancy and equipment expense of $252,000, marketing expense of $277,000, income tax expense of $782,000 and a BOLI death benefit of $565,000 in the first quarter. These items were partially offset by an increase in net interest income of $729,000 and a decrease in the provision for loan losses of $709,000. The variances, except those noted below, occurred substantially for the same reasons discussed above with respect to the six-month periods. The increase in income tax expense is mainly attributable to the recognition in the first quarter of New York State and New York City net operating loss carryforwards that originated in 2017 of $542,000 and higher tax benefits in the first quarter from the vesting and exercise of stock awards. The decrease in the provision for loan losses occurred because of less loan growth in the second quarter, partially offset by a decrease in historical loss rates in the first quarter.

Asset Quality

The Bank’s allowance for loan losses to total loans decreased 5 basis points from 1.15% at year-end 2017 to 1.12% at March 31, 2018 and then to 1.10% at June 30, 2018. The decrease is primarily due to adjustments to certain qualitative factors to reflect improved economic conditions and reductions in historical loss rates and growth rates on certain pools of loans. The provision for loan losses was $2.3 million and $2.1 million in the first six months of 2018 and 2017, respectively. The amount of the provision in each period was driven mainly by loan growth offset by improved economic conditions. The provision was further impacted by reductions in historical losses and growth rate trends on several pools of loans in the first six months of 2018 and an increase in specific reserves on loans individually deemed to be impaired in the 2017 period.

The credit quality of the Bank’s loan portfolio remains excellent. Nonaccrual loans amounted to $1.8 million, or .06% of total loans outstanding, at June 30, 2018, compared to $1.0 million, or .03%, at December 31, 2017. The increase is primarily attributable to one impaired loan transferred to nonaccrual status during the second quarter. Troubled debt restructurings amounted to $1.3 million, or .04% of total loans outstanding at June 30, 2018. Of the troubled debt restructurings, $1.25 million are performing in accordance with their modified terms and $91,000 are nonaccrual and included in the aforementioned amount of nonaccrual loans. Loans past due 30 through 89 days amounted to $2.1 million, or .07% of total loans outstanding, at June 30, 2018, compared to $2.8 million, or .09%, at December 31, 2017.

The credit quality of the Bank’s securities portfolio also remains excellent. The Bank’s mortgage securities are backed by mortgages underwritten on conventional terms, with 83% of these securities being full faith and credit obligations of the U.S. government and the balance being obligations of U.S. government sponsored entities. The remainder of the Bank’s securities portfolio principally consists of high quality, general obligation municipal securities rated AA or better by major rating agencies. In selecting municipal securities for purchase, the Bank uses credit agency ratings for screening purposes only and then performs its own credit analysis. On an ongoing basis, the Bank periodically assesses the credit strength of the municipal securities in its portfolio and makes decisions to hold or sell based on such assessments.

Capital

The Corporation’s Tier 1 leverage, Common Equity Tier 1 risk-based, Tier 1 risk-based and Total risk-based capital ratios were approximately 9.0%, 15.3%, 15.3% and 16.5%, respectively, at June 30, 2018. The strength of the Corporation’s balance sheet positions the Corporation for continued growth in a measured and disciplined fashion.

Key Strategic Initiatives and Challenges We Face

The Bank’s strategy remains focused on increasing shareholder value through loan and deposit growth and the maintenance of stellar credit quality and a strong efficiency ratio. We will continue to open small branches but at a slower pace.

In response to the flattening yield curve, management is making the tactical changes previously discussed in an attempt to stabilize and improve net interest margin and reduce operating expenses and thereby enable continued earnings growth. However, net interest margin and earnings are expected to be negatively impacted by several more increases in the federal funds rate that are expected this year. Management will continue to be measured and disciplined in its approach to the extension of credit and will not meaningfully loosen its underwriting standards in an attempt to improve net interest margin.

With respect to its lending activities, the Bank will continue to prudently manage concentration and credit risk and maintain its broker and correspondent relationships. Commercial mortgage loans will be emphasized over residential mortgage loans. Small business credit scored loans, equipment finance loans and SBA loans, along with the Bank’s traditional commercial and industrial loan products, will be originated to diversify the Bank’s loan portfolio and help mitigate the impact on net interest margin of the flattening yield curve.

The Bank’s branch distribution system currently consists of fifty-two branches in Nassau and Suffolk Counties, Long Island and the New York City boroughs of Queens, Brooklyn and Manhattan. The Bank expects to open one or two more branches over the next 12 months and continues to consider sites for further expansion. In addition, management is also focused on growing noninterest income from existing and potential new sources, which may include the development or acquisition of fee-based businesses.

In May of this year, the Economic Growth, Regulatory Relief and Consumer Protection Act was signed into law. Management is currently evaluating the impact of the Act but does not believe it to be significant to the Bank’s business or operations.

In the current environment, banking regulators are concerned about, among other things, growth, commercial real estate concentrations, underwriting of commercial real estate and commercial and industrial loans, capital levels, liquidity, cyber security and predatory sales practices. Regulatory requirements, the cost of compliance and vigilant supervisory oversight are exerting downward pressure on revenues and upward pressure on required capital levels and operating expenses.

 CONSOLIDATED BALANCE SHEETS

(Unaudited)

	6/30/18	12/31/17
	(dollars in thousands)
Assets:
Cash and cash equivalents	$67,186	$69,672

Investment securities:
Held-to-maturity, at amortized cost (fair value of $5,653 and $7,749)	5,575	7,636
Available-for-sale, at fair value	801,859	720,128
	807,434	727,764
Loans:
Commercial and industrial	103,490	109,623
Secured by real estate:
Commercial mortgages	1,273,470	1,193,007
Residential mortgages	1,792,213	1,558,564
Home equity lines	78,746	83,625
Consumer and other	6,690	5,533
	3,254,609	2,950,352
Allowance for loan losses	(35,832)	(33,784)
	3,218,777	2,916,568

Restricted stock, at cost	36,659	37,314
Bank premises and equipment, net	40,099	39,648
Bank-owned life insurance	79,828	59,665
Pension plan assets, net	19,311	19,152
Deferred income tax benefit	5,723	—
Other assets	17,458	24,925
	$4,292,475	$3,894,708
Liabilities:
Deposits:
Checking	$922,006	$896,129
Savings, NOW and money market	1,761,726	1,602,460
Time, $100,000 and over	302,966	203,890
Time, other	247,200	119,518
	3,233,898	2,821,997

Short-term borrowings	255,907	281,141
Long-term debt	414,527	423,797
Accrued expenses and other liabilities	13,904	10,942
Deferred income taxes payable	—	2,381
	3,918,236	3,540,258
Stockholders' Equity:
Common stock, par value $.10 per share:
Authorized, 80,000,000 shares;
Issued and outstanding, 25,353,336 and 24,668,390 shares	2,535	2,467
Surplus	143,620	127,122
Retained earnings	238,447	224,315
	384,602	353,904
Accumulated other comprehensive income (loss), net of tax	(10,363)	546
	374,239	354,450
	$4,292,475	$3,894,708

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Six Months Ended		Three Months Ended
	6/30/18	6/30/17	6/30/18	6/30/17
	(dollars in thousands)
Interest and dividend income:
Loans	$55,170	$46,637	$28,506	$23,718
Investment securities:
Taxable	5,210	4,077	3,001	1,875
Nontaxable	6,870	6,754	3,439	3,377
	67,250	57,468	34,946	28,970
Interest expense:
Savings, NOW and money market deposits	5,698	3,065	3,158	1,574
Time deposits	4,577	2,549	2,869	1,361
Short-term borrowings	1,656	729	873	340
Long-term debt	4,278	3,672	2,161	1,902
	16,209	10,015	9,061	5,177
Net interest income	51,041	47,453	25,885	23,793
Provision for loan losses	2,315	2,081	803	1,293
Net interest income after provision for loan losses	48,726	45,372	25,082	22,500

Noninterest income:
Investment Management Division income	1,157	1,050	576	528
Service charges on deposit accounts	1,287	1,394	587	691
Net gains on sales of securities	—	58	—	1
Other	3,527	2,633	1,516	1,462
	5,971	5,135	2,679	2,682
Noninterest expense:
Salaries	14,299	12,469	7,252	6,241
Employee benefits and other personnel expense	4,415	3,650	2,245	1,812
Occupancy and equipment	5,878	5,021	3,065	2,500
Other	5,983	5,675	3,145	2,915
	30,575	26,815	15,707	13,468
Income before income taxes	24,122	23,692	12,054	11,714
Income tax expense	2,696	5,478	1,739	2,581
Net income	$21,426	$18,214	$10,315	$9,133

EARNINGS PER SHARE

(Unaudited)

	Six Months Ended		Three Months Ended
	6/30/18	6/30/17	6/30/18	6/30/17
	(dollars in thousands, except per share data)

Net income	$21,426	$18,214	$10,315	$9,133
Income allocated to participating securities	60	68	23	34
Income allocated to common stockholders	$21,366	$18,146	$10,292	$9,099

Weighted average:
Common shares	25,149,364	23,975,687	25,334,155	24,091,447
Dilutive stock options and restricted stock units	188,918	257,063	173,661	249,901
	25,338,282	24,232,750	25,507,816	24,341,348
Per Share:
Basic EPS	$.85	$.76	$.41	$.38
Diluted EPS	.84	.75	.40	.37
Cash Dividends Declared	.30	.28	.15	.14

FINANCIAL RATIOS

(Unaudited)

ROA	1.05%	1.01%	.97%	1.00%
ROE	11.77%	11.44%	11.08%	11.16%
Net Interest Margin	2.66%	2.91%	2.61%	2.89%
Dividend Payout Ratio	35.71%	37.33%	37.50%	37.84%

PROBLEM AND POTENTIAL PROBLEM LOANS AND ASSETS

(Unaudited)

	6/30/18		12/31/17
	(dollars in thousands)

Loans, excluding troubled debt restructurings:
Past due 30 through 89 days	$2,121		$2,594
Past due 90 days or more and still accruing	—		—
Nonaccrual	1,706		900
	3,827		3,494
Troubled debt restructurings:
Performing according to their modified terms	1,254		785
Past due 30 through 89 days	—		162
Past due 90 days or more and still accruing	—		—
Nonaccrual	91		100
	1,345		1,047
Total past due, nonaccrual and restructured loans:
Restructured and performing according to their modified terms	1,254		785
Past due 30 through 89 days	2,121		2,756
Past due 90 days or more and still accruing	—		—
Nonaccrual	1,797		1,000
	5,172		4,541
Other real estate owned	—		5,125
	$5,172		$9,666

Allowance for loan losses	$35,832		$33,784
Allowance for loan losses as a percentage of total loans	1.10%		1.15%
Allowance for loan losses as a multiple of nonaccrual loans	19.9	x	33.8	x

AVERAGE BALANCE SHEET, INTEREST RATES AND INTEREST DIFFERENTIAL

(Unaudited)

	Six Months Ended June 30,
	2018			2017
	Average	Interest/	Average	Average	Interest/	Average
(dollars in thousands)	Balance	Dividends	Rate	Balance	Dividends	Rate
Assets:
Interest-earning bank balances	$30,322	$255	1.70%	$24,230	$112.93%
Investment securities:
Taxable	340,633	4,955	2.91	353,489	3,965	2.24
Nontaxable (1)	466,366	8,696	3.73	458,100	10,391	4.54
Loans (1)	3,127,670	55,173	3.53	2,674,256	46,644	3.49
Total interest-earning assets	3,964,991	69,079	3.48	3,510,075	61,112	3.48
Allowance for loan losses	(35,138)			(31,082)
Net interest-earning assets	3,929,853			3,478,993
Cash and due from banks	36,685			31,516
Premises and equipment, net	40,145			34,949
Other assets	118,561			84,306
	$4,125,244			$3,629,764
Liabilities and Stockholders' Equity:
Savings, NOW & money market deposits	$1,757,700	5,698.65		$1,603,179	3,065.39
Time deposits	444,599	4,577	2.08	294,516	2,549	1.75
Total interest-bearing deposits	2,202,299	10,275.94		1,897,695	5,614.60
Short-term borrowings	179,291	1,656	1.86	164,125	729.90
Long-term debt	431,985	4,278	2.00	391,278	3,672	1.89
Total interest-bearing liabilities	2,813,575	16,209	1.16	2,453,098	10,015.82
Checking deposits	935,753			847,550
Other liabilities	8,954			8,142
	3,758,282			3,308,790
Stockholders' equity	366,962			320,974
	$4,125,244			$3,629,764

Net interest income (1)		$52,870			$51,097
Net interest spread (1)			2.32%			2.66%
Net interest margin (1)			2.66%			2.91%

(1) Tax-equivalent basis. Interest income on a tax-equivalent basis includes the additional amount of interest income that would have been earned if the Corporation's investment in tax-exempt loans and investment securities had been made in loans and investment securities subject to federal income taxes yielding the same after-tax income. For 2018, the tax-equivalent amount of $1.00 of nontaxable income was $1.27 using the statutory federal income tax rate of 21%. For 2017, the tax-equivalent amount of $1.00 of nontaxable income was $1.54 using the statutory federal income tax rate of 35%.

Forward Looking Information

This earnings release contains various “forward-looking statements” within the meaning of that term as set forth in Rule 175 of the Securities Act of 1933 and Rule 3b-6 of the Securities Exchange Act of 1934. Such statements are generally contained in sentences including the words “may” or “expect” or “could” or “should” or “would” or “believe” or “anticipate”. The Corporation cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements. Factors that could cause future results to vary from current management expectations include, but are not limited to, changing economic conditions; legislative and regulatory changes; monetary and fiscal policies of the federal government; changes in interest rates; deposit flows and the cost of funds; demand for loan products; competition; changes in management’s business strategies; changes in accounting principles, policies or guidelines; changes in real estate values;

and other factors discussed in the “risk factors” section of the Corporation’s filings with the Securities and Exchange Commission (“SEC”). The forward-looking statements are made as of the date of this press release, and the Corporation assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

For more detailed financial information please see the Corporation’s quarterly report on Form 10-Q for the quarter ended June 30, 2018. The Form 10-Q will be available through the Bank’s website at www.fnbli.com on or about August 9, 2018, after it is electronically filed with the SEC. Our SEC filings are also available on the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, DC 20549. You should call 1-800-SEC-0330 for more information on the public reference room.